Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Malvern Bancorp, Inc. Reports Second Fiscal Quarter 2019 Results

PAOLI, PA., May 1, 2019 — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Bank, National Association (“Malvern” or the “Bank”), today reported operating results for the second fiscal quarter ended March 31, 2019. Net income amounted to $2.0 million, or $0.26 per fully diluted common share, for the quarter ended March 31, 2019, compared with net income of $2.0 million, or $0.31 per fully diluted common share, for the quarter ended March 31, 2018. The annualized return on average assets (“ROAA”) was 0.70 percent for the three months ended March 31, 2019, compared to 0.77 percent for the three months ended March 31, 2018, and annualized return on average equity (“ROAE”) was 5.74 percent for the three months ended March 31, 2019, compared with 7.71 percent for the three months ended March 31, 2018. Excluding provision expense, net of tax, of $720,000, second fiscal quarter 2019 adjusted annualized ROAA was 0.95 percent and adjusted annualized ROAE was 7.85 percent.

For the six months ended March 31, 2019, net income amounted to $4.0 million, or $0.52 per fully diluted common share, compared with net income of $2.4 million, or $0.38 per fully diluted common share, for the six months ended March 31, 2018. The annualized ROAA was 0.72 percent for the six months ended March 31, 2019, compared to 0.46 percent for the six months ended March 31, 2018, and annualized ROAE was 5.87 percent for the six months ended March 31, 2019, compared with 4.65 percent for the six months ended March 31, 2018. Excluding provision expense, net of tax, of $1.9 million, adjusted annualized ROAA was 1.06 percent and adjusted annualized ROAE was 8.64 percent for the six months ended March 31, 2019.

Anthony C. Weagley, President and Chief Executive Officer, commented on the financial results: “We continue to execute well on our strategic priorities and are pleased to report solid financial results. Our net interest margin expanded quarter over quarter despite the challenges of an uncertain yield curve. We are especially pleased with our deposit growth and new customer acquisition during our second fiscal quarter, and we remain encouraged by the level of new business activity across our markets.”

Joseph Gangemi, Senior Vice President and Chief Financial Officer of Malvern Bancorp, Inc., added, “The quarter reflects our continued effort to shift our funding away from relatively volatile sources and become less reliant on borrowings. In addition, we continue to reposition the loan portfolio and deposit composition.”

Linked Quarter Financial Ratios (unaudited)

As of or for the quarter ended :	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Return on average assets (1)	0.70%	0.74%	1.02%	0.85%	0.77%
Return on average equity (1)	5.74%	6.00%	9.63%	8.40%	7.71%
Net interest margin (tax equivalent basis) (2)	2.67%	2.65%	2.85%	2.75%	2.58%
Loans / deposits ratio	106.82%	110.70%	117.62%	114.46%	102.38%
Shareholders’ equity / total assets	11.37%	12.02%	10.72%	10.25%	9.73%
Efficiency ratio (1)	57.6%	48.1%	58.3%	52.9%	57.9%
Book value per common share	$17.68	$17.45	$16.84	$16.42	$16.03

(1)	Annualized.
(2)	Information reconciling non-GAAP measures to GAAP measures is presented beginning on page 10 in this press release.

Income Statement Highlights

Linked Quarter Income Statement and Other Data (unaudited)	(in thousands, except share and per share data)

For the quarter ended:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Net interest income	$7,249	$6,947	$7,109	$6,976	$6,568
Provision for loan losses	870	1,453	125	589	240

Net interest income after provision for loan losses	6,379	5,494	6,984	6,387	6,328
Other income	441	1,146	429	715	449
Other expense	4,443	4,094	4,437	4,790	4,105

Income before income tax expense	2,377	2,546	2,976	2,312	2,672
Income tax expense	411	535	334	69	654

Net income	$1,966	$2,011	$2,642	$2,243	$2,018

Earnings per common share
Basic	$0.26	$0.27	$0.41	$0.35	$0.31
Diluted	$0.26	$0.27	$0.41	$0.35	$0.31
Weighted average common shares outstanding
Basic	7,667,518	7,555,810	6,464,326	6,453,031	6,448,691
Diluted	7,667,518	7,555,969	6,467,628	6,456,048	6,452,246

Net Interest Income

Net interest income was $7.2 million for the three months ended March 31, 2019, increasing $681,000, or 10.4 percent, from $6.6 million for the three months ended March 31, 2018. Net interest income on a fully tax-equivalent basis, a non-GAAP measure, was $7.3 million for the three months ended March 31, 2019, increasing $666,000, or 10.1 percent, from $6.6 million for the comparable three-month period in fiscal 2018. The change for the three months ended March 31, 2019 primarily was the result of an increase of $129.3 million in the average balance of loans. The increase in average loans primarily reflects a net increase in commercial loans and to a lesser extent, a net increase in residential loans. The net interest spread on an annualized tax-equivalent basis was 2.42 percent and 2.41 percent for the three months ended March 31, 2019 and 2018, respectively. For the quarter ended March 31, 2019, the Company’s net interest margin on a tax-equivalent basis increased to 2.67 percent as compared to 2.58 percent for the same three-month period in fiscal 2018.

Net interest income both as reported and on a fully tax equivalent basis, a non-GAAP measure, was $14.2 million for the six months ended March 31, 2019. Net interest income on a fully tax equivalent basis, a non-GAAP measure increased $1.2 million, or 9.5 percent, from $13.0 million for the six months ended March 31, 2018. The change for the six months ended March 31, 2019 primarily was the result of an increase of $109.1 million in the average balance of loans. The net interest spread on an annualized tax-equivalent basis was 2.40 percent and 2.36 percent for the six months ended March 31, 2019 and 2018, respectively. For the six months ended March 31, 2019, the Company’s net interest margin on a tax-equivalent basis increased to 2.66 percent as compared to 2.52 percent for the same six-month period in fiscal 2018.

For the three months ended March 31, 2019, total interest income both as reported and on a fully tax-equivalent basis, a non-GAAP measure, was $11.6 million. Total interest income on a fully tax equivalent basis, a non-GAAP measure, increased $1.9 million, or 19.3 percent, from $9.7 million for three months ended March 31, 2018, primarily due to a $129.3 million increase in the average balance of our loans. Total interest expense increased by $1.2 million, or 38.8 percent, to $4.4 million, for the three months ended March 31, 2019, compared to the same period in fiscal 2018, primarily due to an increase of $116.8 million in deposits and the increase in average rates. The increase in deposits reflects an increase in interest-bearing demand and time deposits.

The average cost of funds was 1.85 percent for the fiscal quarter ended March 31, 2019 compared to 1.39 percent for the same three-month period in fiscal 2018 and, on a linked sequential quarter basis, increased from 1.76 percent or nine basis points compared to the first quarter of fiscal 2019.

For the six months ended March 31, 2019, total interest income both as reported and on a fully tax equivalent basis, a non-GAAP measure, was $22.5 million. Total interest income on a fully tax equivalent basis, a non-GAAP measure, increased $3.3 million, or 17.1 percent, from $19.3 million for the six months ended March 31, 2018. Interest income rose for the six months ended March 31, 2019, compared to the comparable period in fiscal 2018 primarily due to a $109.1 million increase in average loan balances. Compared to the six months ended March 31, 2018, average interest earning assets increased $39.3 million, the net interest spread increased on an annualized tax-equivalent basis by four basis points and the net interest margin increased on an annualized tax-equivalent basis by fourteen basis points at six months ended March 31, 2019. Total interest expense increased by $2.1 million, or 32.8 percent, to $8.3 million, for the six months ended March 31, 2019, compared to the comparable period in fiscal 2018.

Other Income

Other income decreased $8,000, or 1.8 percent, during the second fiscal quarter of 2019 compared with the same period in 2018. The decrease in total other income was due to a $7,000 decrease in net gains on sale of loans, and a $3,000 decrease in rental income, partially offset by a $1,000 increase in service charges and other fees and a $1,000 increase in earnings on bank-owned life insurance.

For the six months ended March 31, 2019, total other income decreased $573,000 compared to the same period in 2018. This decrease was primarily a result of a $1.2 million gain recorded in 2018 on the sale of the Exton, Pennsylvania branch location. Additionally, there was a $56,000 decrease in net gains on sale of loans and a $2,000 decrease in rental income, partially offset by an increase of $670,000 in service charges and a $1,000 increase in earnings on bank-owned life insurance. The non-proportional increase in service charges and other fees during the six months ended March 31, 2019 is primarily due to the recognition of approximately $708,000 of net swap fees through the Bank’s commercial loan hedging program during the first fiscal quarter of 2019. The primary benefit of the loan hedging program is to eliminate the interest rate risk on long term fixed rate loans while allowing the Bank to compete more effectively in our markets.

Other Expense

Total other expense for the three months ended March 31, 2019 increased $338,000, or 8.2 percent, when compared to the three months ended March 31, 2018. The increase was primarily due to a $212,000 increase in salaries and employee benefits, a $128,000 increase in other operating expense, a $28,000 increase in net other real estate owned expense, and a $5,000 increase in professional fees, partially offset by a $16,000 decrease in data processing expense, a $9,000 decrease in occupancy expense, an $8,000 decrease in advertising expense and a $2,000 decrease in federal deposit insurance premium. The increase in salaries and employee benefits during the three-month period ended March 31, 2019 reflects normal increases to salary and benefits and three strategic hires to support overall franchise growth consistent with the business plan. The increase in other operating expenses during the three-month period ended March 31, 2019 was primarily due to $92,000 of Pennsylvania shares tax related to the Bank’s new standing as a National Association.

For the six months ended March 31, 2019, total other expense decreased $39,000, or 0.5 percent, compared to the same period in 2018. The decrease primarily reflected a $284,000 decrease in professional fees, a $40,000 decrease in data processing expense, a $32,000 decrease in advertising expense, a $32,000 decrease in occupancy expense, and a $9,000 decrease in the federal deposit insurance premium. These decreases were largely offset by a $230,000 increase in salaries and employee benefits, a $79,000 increase in other operating expenses and a $49,000 increase in net other real estate owned expense. The decrease in professional fees during the six-month period ended March 31, 2019 was primarily due to lower legal expense. The increase in salaries and employee benefits during the six-month period ended March 31, 2019 reflects normal increases to salary and benefits and three strategic hires to support overall franchise growth consistent with the business plan. The increase in other operating expenses during the six-month period ended March 31, 2019 was primarily due to $92,000 of Pennsylvania shares tax related to the Bank’s new standing as a National Association.

The following table presents the components of Other Expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Salaries and employee benefits	$2,213	$2,008	$2,178	$2,024	$2,001
Occupancy expense	577	539	570	577	586
Federal deposit insurance premium	73	69	71	76	75
Advertising	30	30	30	30	38
Data processing	251	254	279	274	267
Professional fees	455	499	565	1,088	450
Net other real estate owned expense	28	21	—	—	—
Other operating expenses	816	674	744	721	688

Total other expense	$4,443	$4,094	$4,437	$4,790	$4,105

Income Taxes

The Company recorded $411,000 in income tax expense during the three months ended March 31, 2019 compared to $654,000 in income tax expense during the three months ended March 31, 2018. The effective tax rates for the Company for the three months ended March 31, 2019 and 2018 were 17.3 percent and 24.5 percent, respectively. For the six months ended March 31, 2019, income tax expense decreased $2.9 million, or 75.6 percent, to $946,000 from $3.9 million for the six months ended March 31, 2018. The effective tax rates for the Company for the six months ended March 31, 2019 and 2018 were 19.2 percent and 61.5 percent, respectively.

In the first fiscal quarter of 2018, the Company revised its annual effective rate to reflect a change in the federal statutory rate from 34 percent to 21 percent, resulting from the Tax Cuts and Jobs Act that was enacted on December 22, 2017.

Statement of Condition Highlights at March 31, 2019

•	The Company achieved a milestone with gross loans rising to $1.0 billion at March 31, 2019, increasing $96.1 million, or 10.5 percent, from September 30, 2018.

•	Total assets stood at $1.2 billion at March 31, 2019, increasing $176.3 million, or 17.1 percent, compared to September 30, 2018.

•	Total investments were $46.2 million at March 31, 2019, a decrease of $8.2 million, or 15.1 percent, compared to September 30, 2018.

•	Deposits totaled $942.4 million at March 31, 2019, an increase of $168.2 million, or 21.7 percent, compared to September 30, 2018.

•	Federal Home Loan Bank (FHLB) advances totaled $98.0 million at March 31, 2019, down from $118.0 million at September 30, 2018.

•

The Bank originated $103.7 million in loans in the second fiscal quarter of 2019, with net portfolio growth of $73.2 million. New loan originations in the second quarter of fiscal 2019 consisted of $83.6 million in commercial loans, $6.9 million in residential mortgage loans, $6.6 million in consumer loans, and $6.6 million in construction and development loans.

•

Non-performing assets (“NPAs”) were 0.68 percent of total assets at March 31, 2019, compared to 0.30 percent at September 30, 2018 and 0.24 percent at March 31, 2018. Excluding the other real estate owned property of $5.8 million, NPAs were 0.20 percent at March 31, 2019. Allowance for loan losses as a percentage of total non-performing loans was 411.8 percent at March 31, 2019, compared to 294.7 percent at September 30, 2018 and 325.1 percent at March 31, 2018.

•	The Company’s ratio of shareholders’ equity to total assets was 11.37 percent at March 31, 2019, compared to 10.72 percent at September 30, 2018, and 9.73 percent at March 31, 2018.

•

Book value per common share amounted to $17.68 at March 31, 2019, compared to $16.84 at September 30, 2018 and $16.03 at March 31, 2018. The efficiency ratio, a non-GAAP measure, was 57.6 percent for the second quarter of fiscal 2019, compared to 57.9 percent in the second quarter of fiscal 2018, and 58.3 percent in the fourth quarter of fiscal 2018.

•

On March 14, 2019, the Company’s Board of Directors approved a stock repurchase plan, under which the Company is authorized to repurchase up to 194,516 shares, or approximately 2.5 percent of the Company’s current outstanding common stock.

Linked Quarter Statements of Condition Data

(unaudited)

(in thousands)
At quarter ended:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Cash and due from depository institutions	$1,370	$1,377	$1,563	$1,447	$1,566
Interest bearing deposits in depository institutions	109,450	98,499	29,271	45,934	120,144
Investment securities, available for sale, at fair value	19,371	19,231	24,298	34,348	44,341
Investment securities held to maturity	26,789	29,323	30,092	31,004	33,052
Restricted stock, at cost	8,952	9,493	8,537	8,781	8,583
Loans receivable, net of allowance for loan losses	997,114	924,639	902,136	893,355	837,314
Other real estate owned	5,796	5,796	—	—	—
Accrued interest receivable	4,344	3,724	3,800	3,571	3,583
Property and equipment, net	6,948	7,067	7,181	7,240	7,357
Deferred income taxes, net	3,434	3,367	3,195	3,920	3,713
Bank-owned life insurance	19,643	19,524	19,403	19,282	19,163
Other assets	7,029	6,452	4,475	4,693	4,500

Total assets	$1,210,240	$1,128,492	$1,033,951	$1,053,575	$1,083,316

Deposits	$942,374	$843,200	$774,163	$787,932	$825,569
FHLB advances	98,000	118,000	118,000	123,000	118,000
Other short-term borrowings	—	—	2,500	2,500	2,500
Subordinated debt	24,540	24,500	24,461	24,421	24,382
Other liabilities	7,758	7,113	4,004	7,749	7,503
Shareholders’ equity	137,568	135,679	110,823	107,973	105,362

Total liabilities and shareholders’ equity	$1,210,240	$1,128,492	$1,033,951	$1,053,575	$1,083,316

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)
At quarter ended:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Demand:
Non-interest bearing	$42,937	$39,734	$41,677	$48,296	$38,444
Interest-bearing	295,475	261,025	184,073	198,410	190,602
Savings	43,943	44,438	44,642	44,629	44,716
Money market	283,571	253,436	270,834	276,807	293,813
Time	276,448	244,567	232,937	219,790	257,994

Total deposits	$942,374	$843,200	$774,163	$787,932	$825,569

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Investment securities	$47,761	$53,882	$64,848	$75,932	$77,961
Loans	956,840	912,259	908,962	864,348	827,483
Allowance for loan losses	(9,408)	(8,638)	(9,077)	(8,589)	(8,426)
All other assets	130,712	123,643	72,535	120,730	157,126

Total assets	1,125,905	1,081,146	1,037,268	1,052,421	1,054,144

Non-interest bearing deposits	$41,035	$40,420	$43,330	$45,124	$40,034
Interest-bearing deposits	814,412	758,813	732,489	746,341	754,820
FHLB advances	101,000	116,859	118,326	118,121	118,000
Other short-term borrowings	277	761	2,522	2,555	4,945
Subordinated debt	24,523	24,483	24,440	24,399	24,360
Other liabilities	7,728	5,750	6,457	9,072	7,283
Shareholders’ equity	136,930	134,060	109,704	106,809	104,702

Total liabilities and shareholders’ equity	$1,125,905	$1,081,146	$1,037,268	$1,052,421	$1,054,144

Loans

Total net loans amounted to $997.1 million at March 31, 2019 compared to $902.1 million at September 30, 2018, for a net increase of $95.0 million or 10.5 percent. The allowance for loan losses amounted to $10.0 million and $9.0 million at March 31, 2019 and September 30, 2018, respectively. Average loans during the second fiscal quarter of 2019 totaled $956.8 million as compared to $827.5 million during the second fiscal quarter of 2018, representing a 15.6 percent increase.

At the end of the second quarter of fiscal 2019, the loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial loans accounting for 71.3 percent and single-family residential real estate loans accounting for 20.1 percent of the loan portfolio. Construction and development loans amounted to 4.9 percent and consumer loans represented 3.6 percent of the loan portfolio at such date. The increase in the loan portfolio at March 31, 2019 compared to September 30, 2018, primarily reflected an increase of $87.0 million in commercial loans, an increase of $5.4 million in residential mortgage loans, a $3.1 million increase in construction and development loans and a $581,000 increase in consumer loans.

For the quarter ended March 31, 2019, the Company originated total new loan volume of $103.7 million, which was offset by prepayments totaling $9.4 million, participations of $8.5 million, loan payoffs of $6.6 million, and amortization of $6.0 million.

Loan Portfolio Composition:

Loans (unaudited) (in thousands)
At quarter ended:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Residential mortgage	$202,655	$202,306	$197,219	$192,901	$184,318
Construction and Development:
Residential and commercial	44,014	41,140	37,433	39,845	35,213
Land	5,696	7,180	9,221	15,565	21,727

Total construction and development	49,710	48,320	46,654	55,410	56,940
Commercial:
Commercial real estate	550,933	508,448	493,929	477,584	445,995
Farmland	12,041	12,054	12,066	12,058	12,069
Multi-family	64,328	44,989	45,102	45,204	32,608
Commercial and industrial	82,731	76,892	73,895	76,957	70,049
Other	8,111	7,344	6,164	5,899	5,319

Total commercial	718,144	649,727	631,156	617,702	566,040
Consumer:
Home equity lines of credit	18,466	14,484	14,884	14,446	15,538
Second mortgages	15,773	16,674	18,363	19,063	19,960
Other	1,904	1,915	2,315	2,311	2,404

Total consumer	36,143	33,073	35,562	35,820	37,902

Total loans	1,006,652	933,426	910,591	901,833	845,200
Deferred loan costs, net	478	460	566	546	579
Allowance for loan losses	(10,016)	(9,247)	(9,021)	(9,024)	(8,465)

Loans Receivable, net	$997,114	$924,639	$902,136	$893,355	$837,314

At March 31, 2019, the Company had $142.0 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. The Company’s current “Approved, Accepted but Unfunded” pipeline at March 31, 2019 included approximately $101.6 million in commercial and construction loans and $5.1 million in residential mortgage loans expected to fund over the following quarter.

Asset Quality

Non-accrual loans were $2.4 million at March 31, 2019, a decrease of $255,000 or 9.5 percent, as compared to $2.7 million at September 30, 2018. Other Real Estate Owned (“OREO”) was $5.8 million at March 31, 2019 and zero at September 30, 2018, as previously disclosed in the Company’s Annual Report on Form 10-K filed on December 14, 2018. Performing Troubled Debt Restructuring (“TDR”) loans were $12.1 million at March 31, 2019 and $18.6 million at September 30, 2018.

At March 31, 2019, non-performing assets totaled $8.2 million, or 0.68 percent of total assets, as compared with $3.1 million, or 0.30 percent of total assets, at September 30, 2018. The increase in non-performing assets at March 31, 2019 compared to September 30, 2018 was primarily due to the transfer to OREO of one commercial real estate loan in the amount of $5.8 million. The portfolio of non-accrual loans at March 31, 2019 was comprised of fourteen residential real estate loans with an aggregate outstanding balance of approximately $1.8 million, one commercial real estate loan with an outstanding balance of $366,000, and twelve consumer loans with an aggregate outstanding balance of approximately $305,000.

Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)
As of or for the quarter ended:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Non-accrual loans(1)	$2,432	$2,562	$2,687	$2,023	$2,129
Loans 90 days or more past due and still accruing	—	759	374	1,338	475

Total non-performing loans	2,432	3,321	3,061	3,361	2,604
OREO	5,796	5,796	—	—	—

Total non-performing assets	$8,228	$9,117	$3,061	$3,361	$2,604

Performing TDR loans	$12,099	$12,164	$18,640	$18,693	$18,666

Non-performing assets / total assets	0.68%	0.81%	0.30%	0.32%	0.24%
Non-performing loans / total loans	0.24%	0.36%	0.34%	0.37%	0.31%
Net charge-offs	$101	$1,227	$128	$30	$212
Net charge-offs/average loans(2)	0.04%	0.54%	0.06%	0.01%	0.10%
Allowance for loan losses / total loans	0.99%	0.99%	0.99%	1.00%	1.00%
Allowance for loan losses / non-performing loans	411.8%	278.4%	294.7%	268.5%	325.1%

Total assets	$1,210,240	$1,128,492	$1,033,951	$1,053,575	$1,083,316
Total gross loans	1,006,652	933,426	910,591	901,833	845,200
Average loans	956,840	912,259	908,962	864,348	827,483
Allowance for loan losses	10,016	9,247	9,021	9,024	8,465

(1)	Twenty-four loans totaling approximately $2.0 million, or 82.6 percent of the total non-accrual loan balance, were making payments at March 31, 2019.
(2)	Annualized.

The allowance for loan losses at March 31, 2019 amounted to approximately $10.0 million, or 0.99 percent of total loans, compared to $9.0 million, or 0.99 percent of total loans, at September 30, 2018. The Company had a $870,000 provision for loan losses during the quarter ended March 31, 2019 compared to $125,000 for the quarter ended September 30, 2018. The increase in the provision during the quarter ended March 31, 2019 was driven by new loan growth.

Capital

At March 31, 2019, our total shareholders’ equity amounted to $137.6 million, or 11.37 percent of total assets, compared to $110.8 million, or 10.72 percent of total assets at September 30, 2018. At March 31, 2019, the Bank’s common equity tier 1 ratio was 14.86 percent, tier 1 leverage ratio was 13.04 percent, tier 1 risk-based capital ratio was 14.86 percent and the total risk-based capital ratio was 15.88 percent. At September 30, 2018, the Bank’s common equity tier 1 ratio was 15.09 percent, tier 1 leverage ratio was 12.71 percent, tier 1 risk-based capital ratio was 15.09 percent and the total risk-based capital ratio was 16.13 percent. At March 31, 2019, the Bank was in compliance with all applicable regulatory capital requirements.

On March 14, 2019, the Company’s Board of Directors approved a stock repurchase plan, under which the Company is authorized to repurchase up to 194,516 shares, or approximately 2.5 percent of the Company’s current outstanding common stock. This authority extends through March 31, 2020 and may be exercised from time to time and in such amounts as market conditions warrant. The repurchases may be made on the open market, in block trades or otherwise. The program may be suspended or discontinued at any time. During the three-month period ended March 31, 2019, the Company purchased 164 shares at an average cost of $20.00 per share.

Non-GAAP Financial Measures

The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s net income is presented in the table below including non-core income and expense items.

(in thousands)
For the quarter ended:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Net income as reported under GAAP	$1,966	$2,011	$2,642	$2,243	$2,018
Non-core items, net of tax:
Prior period restatement costs(1)	—	—	—	667	—
Audit expenses(2)	—	110	—	—	—
Other(3)	10	100	15	24	32

Core net income, non-GAAP	$1,976	$2,221	$2,657	$2,934	$2,050

Earnings per common share:
Diluted	$0.26	$0.29	$0.41	$0.45	$0.31
Weighted average common shares outstanding:
Diluted	7,667,518	7,555,969	6,467,628	6,456,048	6,452,246

(1)	Non-core items for the quarter ended June 30, 2018 consisted of additional legal and accounting fees arising out of matters pertaining to prior period restatements.
(2)

Non-core items for the quarter ended December 31, 2018 consisted of expenses arising out of the dismissal of the Company’s Certifying Accountant, as previously announced in the Company’s Form 8-K filed on July 9, 2018, which required issuance of consent on previously audited consolidated financial statements.

(3)	Included in non-core items such as accelerated payoff and non-accrual interest amounts.

“Efficiency ratio” is a non-GAAP financial measure and is defined as the other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, calculated as follows:

(dollars in thousands)
For the quarter ended:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Other expense as reported under GAAP	$4,443	$4,094	$4,437	$4,790	$4,105
Less: non-core items(1)	—	139	—	688	—

Other expense, excluding non-core items, non-GAAP	$4,443	$3,955	$4,437	$4,102	$4,105

Net interest income (tax equivalent basis), non-GAAP	$7,263	$6,958	$7,172	$7,021	$6,597
Non-core items(2)	12	127	16	25	43

Net interest income (tax equivalent basis), excluding non-core items, non-GAAP	7,275	7,085	7,188	7,046	6,640

Other income	441	1,146	429	715	449

Total	$7,716	$8,231	$7,617	$7,761	$7,089

Efficiency ratio, non-GAAP(3)	57.6%	48.1%	58.3%	52.9%	57.9%

(1)

Non-core items for the quarter ended December 31, 2018 consisted of expenses arising out of the dismissal of the Company’s Certifying Accountant, as previously announced in the Company’s Form 8-K filed on July 9, 2018, which required issuance of consent on previously audited consolidated financial statements. Non-core items for the quarter ended June 30, 2018 consisted of additional legal and accounting fees arising out of matters pertaining to prior period restatements. The Company believes these adjustments are helpful to provide insight into core operating results as a means to evaluate comparative results.

(2)	Included in non-core items such as accelerated payoff and non-accrual interest amounts.

The Company’s efficiency ratio, calculated on a GAAP basis, without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Efficiency ratio on a GAAP basis	57.8%	50.6%	58.9%	62.3%	58.5%

Net interest margin, which is net interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 35 percent to 21 percent, resulting from the enactment of the Tax Cuts and Jobs Act of 2017. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the blended statutory rate of 24.5 percent for the current period and 34 percent for each of the prior periods presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18
Net interest income (GAAP)	$7,249	$6,947	$7,109	$6,976	$6,568
Tax-equivalent adjustment(1)	14	11	63	45	29

TE net interest income, non-GAAP	$7,263	$6,958	$7,172	$7,021	$6,597
Net interest income margin (GAAP)	2.66%	2.65%	2.82%	2.73%	2.57%

Tax-equivalent effect	0.01	—	0.03	0.02	0.01

Net interest margin (TE), non-GAAP	2.67%	2.65%	2.85%	2.75%	2.58%

(1)	Reflects tax-equivalent adjustment for tax exempt investments.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania, Palm Beach, Florida, and Morristown, New Jersey, its New Jersey regional headquarters. The Bank also operates a representative office in Montchanin, Delaware and a Private Banking Office in West Chester, Pennsylvania. Its primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and a strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; changes in the level of the Company’s nonperforming assets and charge offs; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2018 Annual Report on Form 10-K of Malvern Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data) (unaudited)	March 31, 2019	September 30, 2018
ASSETS
Cash and due from depository institutions	$1,370	$1,563
Interest bearing deposits in depository institutions	109,450	29,271

Total cash and cash equivalents	110,820	30,834
Investment securities available for sale, at fair value (amortized cost of $19,754 and $24,804 at March 31, 2019 and September 30, 2018, respectively)	19,371	24,298
Investment securities held to maturity (fair value of $26,338 and $28,968 at March 31, 2019 and September 30, 2018, respectively)	26,789	30,092
Restricted stock, at cost	8,952	8,537
Loans receivable, net of allowance for loan losses	997,114	902,136
Other real estate owned	5,796	—
Accrued interest receivable	4.344	3,800
Property and equipment, net	6,948	7,181
Deferred income taxes, net	3,434	3,195
Bank-owned life insurance	19,643	19,403
Other assets	7,029	4,475

Total assets	$1,210,240	$1,033,951

LIABILITIES
Deposits:
Non-interest bearing	$42,937	$41,677
Interest-bearing	899,437	732,486

Total deposits	942,374	774,163
FHLB advances	98,000	118,000
Other short-term borrowings	—	2,500
Subordinated debt	24,540	24,461
Advances from borrowers for taxes and insurance	2,244	1,305
Accrued interest payable	859	784
Other liabilities	4,655	1,915

Total liabilities	1,072,672	923,128

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,780,639 and 7,780,475 issued and outstanding, respectively, at March 31, 2019, and 6,580,879 shares issued and outstanding at September 30, 2018	78	66
Additional paid in capital	84,559	61,099
Retained earnings	54.389	50,412
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,265)	(1,338)
Accumulated other comprehensive (loss) income	(190)	584
Treasury stock, at cost: 164 shares at March 31, 2019	(3)	—

Total shareholders’ equity	137,568	110,823

Total liabilities and shareholders’ equity	$1,210,240	$1,033,951

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except for share data) (unaudited)	2019	2018	2019	2018
Interest and Dividend Income
Loans, including fees	$10,661	$8,740	$20,756	$17,441
Investment securities, taxable	250	302	501	532
Investment securities, tax-exempt	57	65	118	130
Dividends, restricted stock	158	134	291	203
Interest-bearing cash accounts	475	463	847	909

Total Interest and Dividend Income	11,601	9,704	22,513	19,215

Interest Expense
Deposits	3,395	2,182	6,339	4,337
Short-term borrowings	2	22	7	41
Long-term borrowings	572	546	1,205	1,109
Subordinated debt	383	386	766	778

Total Interest Expense	4,352	3,136	8,317	6,265

Net interest income	7,249	6,568	14,196	12,950
Provision for Loan Losses	870	240	2,323	240

Net Interest Income after Provision for Loan Losses	6,379	6,328	11,873	12,710

Other Income
Service charges and other fees	238	237	1,178	508
Rental income-other	64	67	131	133
Net gains on sale of real estate	—	—	—	1,186
Net gains on sale of loans	19	26	37	93
Earnings on bank-owned life insurance	120	119	241	240

Total Other Income	441	449	1,587	2,160

Other Expense
Salaries and employee benefits	2,213	2,001	4,221	3,991
Occupancy expense	577	586	1,116	1,148
Federal deposit insurance premium	73	75	142	151
Advertising	30	38	60	92
Data processing	251	267	505	545
Professional fees	455	450	954	1,238
Net other real estate owned expense	28	—	49	—
Other operating expenses	816	688	1,490	1,411

Total Other Expense	4,443	4,105	8,537	8,576

Income before income tax expense	2,377	2,672	4,923	6,294
Income tax expense	411	654	946	3,873

Net Income	$1,966	$2,018	$3,977	$2,421

Earnings per common share
Basic	$0.26	$0.31	$0.52	$0.38
Diluted	$0.26	$0.31	$0.52	$0.38
Weighted Average Common Shares Outstanding
Basic	7,667,518	6,448,691	7,611,051	6,446,959
Diluted	7,667,518	6,452,246	7,611,051	6,451,205

MALVERN BANCORP, INC AND SUBSIDIARIES SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA
(in thousands, except for share and per share data) (annualized where applicable) (unaudited)	Three Months Ended
	3/31/2019	12/31/2018	3/31/2018
Statements of Operations Data
Interest income	$11,601	$10,912	$9,704
Interest expense	4,352	3,965	3,136

Net interest income	7,249	6,947	6,568
Provision for loan losses	870	1,453	240

Net interest income after provision for loan losses	6,379	5,494	6,328
Other income	441	1,146	449
Other expense	4,443	4,094	4,105

Income before income tax expense	2,377	2,546	2,672
Income tax expense	411	535	654

Net income	$1,966	$2,011	$2,018
Earnings (per Common Share)
Basic	$0.26	$0.27	$0.31
Diluted	$0.26	$0.27	$0.31
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$19,371	$19,231	$44,341
Investment securities held to maturity (fair value of $26,338, $28,557, and $32,094, respectively)	26,789	29,323	33,052
Loans, net of allowance for loan losses	997,114	924,639	837,314
Total assets	1,210,240	1,128,492	1,083,316
Deposits	942,374	843,200	825,569
FHLB advances	98,000	118,000	118,000
Short-term borrowings	—	—	2,500
Subordinated debt	24,540	24,500	24,382
Shareholders’ equity	137,568	135,679	105,362
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	7,667,518	7,555,810	6,448,691
Diluted	7,667,518	7,555,969	6,452,246
Operating Ratios
Return on average assets	0.70%	0.74%	0.77%
Return on average equity	5.74%	6.00%	7.71%
Average equity / average assets	12.16%	12.40%	9.93%
Book value per common share (period-end)	$17.68	$17.45	$16.03
Non-Financial Information (Period-End)
Common shareholders of record	399	402	409
Full-time equivalent staff	89	87	86